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                                                                    Exhibit 10.6

                     [BANKERS' BANK OF THE WEST LETTERHEAD]


                                                         August 25, 1998

  Brigette Howorko, Senior Vice President FirstState Bank
  PO Box 33089
  Northglenn, CO 80234

  Dear Ms. Howorko;

  We are pleased to inform you Bankers' Bank of the West (BBW) has approved the renewal of the Federal Funds purchase line for FirstState Bank on an unsecured basis with a maturity of 8/31/99. All federal funds purchase lines are accessible as funds are available. The maximum amount of the established line is $7,200,000.00. All Federal Funds lines are subject to quarterly review as well as annual renewal, and terms may be altered in the event of a significant change in the financial condition of the bank. Please continue to provide BBW with Call Reports on a quarterly basis.

  BBW's policy of the sale of funds to respondent banks is outlined in our Federal Funds Sale Agreement, a copy of which should be in your file Once executed, the signed agreement is continuing in nature and need not be re-executed annually. Your bank should keep this annual re-approval letter in your file as well.

  The staff at BBW is pleased to provide this service to your bank. Should you have any questions or need additional service, please feel free to call me.


  Sincerely,

  /s/ Dale W. Utley

  Dale W. Utley
  Senior Vice President